MASON STREET ADVISORS, LLC

720 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
March 15, 2024
Paul A. Mikelson, President

Northwestern Mutual Series Fund, Inc.
720 East Wisconsin Avenue
Milwaukee, WI 53202
Re:
Agreement to Pay or Reimburse Certain Expenses
Dear Mr. Mikelson:
This letter constitutes an agreement between Mason Street Advisors, LLC (“MSA”) and Northwestern Mutual Series Fund, Inc. (“Series Fund”) as follows:
MSA hereby agrees, from May 1, 2024 through April 30, 2025, to waive its investment advisory fees and/or reimburse certain expenses for the Series Fund portfolios specified below (each, a “Portfolio”) to the extent necessary so that each Portfolio’s total operating expenses (excluding taxes, brokerage, other investment-related costs, interest and dividend expenses and charges, acquired fund fees and expenses, fees for class action, other passive securities litigation and anti-trust claim filing services and such non-recurring and extra ordinary expenses as they may arise) on an annualized basis after the waiver, do not exceed the percentage of average net assets specified below (the “Expense Cap”):
Portfolio	Expense Cap
Focused Appreciation Portfolio	0.90%
Large Cap Blend Portfolio	0.85%
Large Company Value Portfolio	0.80%
Domestic Equity Portfolio	0.75%
Equity Income Portfolio	0.75%
Mid Cap Value Portfolio	1.00%
Index 600 Stock Portfolio	0.35%
Small Cap Value Portfolio	1.00%
International Growth Portfolio	1.10%
Research International Core Portfolio	1.15%
Emerging Markets Equity Portfolio	1.50%
Short-Term Bond Portfolio	0.45%
Long-Term U.S. Government Bond Portfolio	0.65%
Inflation Protection Portfolio	0.65%
Multi-Sector Bond Portfolio	0.90%
Asset Allocation Portfolio	0.75%

The Expense Cap shall be given effect after the application of the investment advisory fee waivers contemplated by that certain Advisory Fee Waiver Agreement of even date herewith in place between the parties hereto with respect to certain Portfolios.
This letter supersedes all prior agreements between the parties relating to the same matters.
Very truly yours,
MASON STREET ADVISORS, LLC
By:	/s/ Bonnie L. Tomczak
Name:	Bonnie L. Tomczak
Title:	President
Agreed to and accepted:
NORTHWESTERN MUTUAL SERIES FUND, INC.
By:	/s/ Paul A. Mikelson
Name:	Paul A. Mikelson
Title:	President